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Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (the Registration Statement) of our report dated December 23, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of PaineWebber Global Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings Financial Highlights in the Prospectuses and Independent Accountants in the Statements of Additional Information.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036

February 27, 1997